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Wireless Telecom Group INC.

                                          E. 64 MIDLAND AVENUE PARAMUS, NJ 07652
                                          TEL. (201) 261-8797 FAX (201) 261-8339

                    WTT TO ACQUIRE BOONTON ELECTRONICS CORP.
                           REVENUES EXPECTED TO DOUBLE

                                                                    NEWS RELEASE

Contact: Reed DuBow
         (201) 261-8797

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 7, 1999

         Paramus, New Jersey - Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced the execution of a definitive agreement to merge Boonton Electronics Corporation (OTC Bulletin Board: BOON) into a wholly owned subsidiary of WTT. Under the terms of the agreement, each share of Boonton Common Stock will be converted into (i) 1.4 shares of WTT stock and (ii) an amount of cash equal to
0.175 times the closing price of WTT common stock on the closing date. Based upon the closing price of WTT's stock on September 3, 1999, the transaction is valued at approximately $7 million. The merger is expected to be complete before the end of WTT's fiscal year, December 31, 1999, subject to Boonton stockholder approval as well as other customary requirements. WTT expects that the acquisition will result in a doubling of its revenues based upon Boonton's historical operating results.

"We are excited to have Boonton as part of our team. We feel there is tremendous synergy with the products they manufacture and the markets in which they operate. The fact that they are a local company, located in Parsipanny, NJ, will add additional value and benefits. Perhaps most importantly, this acquisition adds engineering capability and experience to our organization. This is WTT's first step in its strategy to add growth through synergistic acquisitions.
WTT and Boonton share a strong customer focus, a history of technological innovations and together, we will be a formidable force, combining WTT's leading market position in noise generation products with Boonton's strong position in power measurement." said Edward Garcia, President and CEO of Wireless Telecom Group.

Wireless Telecom Group, Inc. is a global provider of noise generators used in the telecommunications field.

Boonton Electronics is a leader in the manufacture of test equipment dedicated to measuring power of RF and Microwave systems used in multiple telecommunication markets. Revenues as reported in a recent public filing are around $7 million annually.

         Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998 and Forms 10-Q.